Exhibit 12.2



              ILLINOIS CENTRAL RAILROAD COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in millions)


                                                 Three Months Ended March 31,
                                                 ----------------------------
                                                   1996                1995
                                                  ------              ------
Fixed Charge Coverage
Income from continuing operations
before income taxes,
extraordinary item and cumulative
effect of accounting changes                       $51.5               $54.7
Fixed charges                                       10.9                10.4
Capitalized interest                                (.3)                (.3)
Earnings base for fixed charge
ratio                                              $62.1               $64.8
                                                   =====               =====
Interest expense                                    $7.5                $7.0
Capitalized interest                                 $.3                 $.3
Portion of non-capitalized lease
payments                                             3.1                 3.1
                                                   -----               -----
Fixed charges                                      $10.9               $10.4
                                                   =====               =====
Ratio of earnings to fixed
charges                                             5.70                6.23
                                                   =====               =====